Exhibit 99.1
Contact: Paul Jackson	FOR IMMEDIATE RELEASE
(860) 728-7912	www.utc.com

UTC FIRST QUARTER EARNINGS PER SHARE RISE 9 PERCENT TO $1.00, REVENUES INCREASE 5 PERCENT; OUTLOOK FOR 2003 REAFFIRMED

        HARTFORD, Conn., April 17, 2003 - United Technologies Corp. (NYSE: UTX) today reported first quarter 2003 earnings per share were $1.00, up 9 percent from the same quarter last year. Net income grew 7 percent to $502 million. Consolidated revenues were $6.7 billion, 5 percent higher than last year.

        First quarter cash flow from operations was $252 million including voluntary pension contributions of $500 million. The company repurchased 3.4 million common shares for $201 million and the debt to total capital ratio decreased from year-end to 36 percent.

        "The first quarter exemplified yet again the importance of UTC's balance of businesses," said George David, chairman and chief executive officer. "High revenue growth at Otis and more than a point of margin expansion, combined with Carrier's fourth consecutive quarterly margin increase, helped offset commercial aviation weakness. Although commercial aerospace sales were down 20 percent, our military aerospace revenues grew more than 30 percent. Favorable foreign currency translation also helped offset weakness in some major markets," David said.

        "Cash flow from operations was exceptionally strong in the quarter compared with our traditional net income standard and considering the quarter's contributions of $500 million to UTC's pension plans. It's a great start to the year," he added.

        "We expect the business environment to remain difficult throughout 2003 and particularly the second quarter. Our commercial airline customers are challenged as never before with the post-9/11 and Iraq war environments in the U.S. and the SARS outbreak in Asia. However, our expectations for full year earnings remain in the $4.55 to $4.80 range as indicated to investors in December, 2002."

        "Balance works," he said.

        The accompanying tables include information integral to assessing the company's financial position, operating performance, and cash flow.

        United Technologies Corp., based in Hartford, Connecticut, provides a broad range of high technology products and support services to the building systems and aerospace industries.

        This release includes "forward looking statements" that are subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and some other important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see UTC's SEC filings as updated from time to time, including, but not limited to, the discussion included in the Business section of UTC's Annual Report on Form 10-K under the headings "General", "Description of Business by Segment" and "Other Matters Relating to the Corporation's Business as a Whole" and the information included in UTC's 10-K and 10-Q reports under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

# # #

UNITED TECHNOLOGIES CORPORATION
 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Millions, except per share amounts)	Quarter Ended March 31, (Unaudited)
	2003	2002

Revenues	$6,702	$6,374

Cost and Expenses
Cost of goods and services sold (a)	4,866	4,485
Research and development	235	338
Selling, general and administrative	764	754
Interest	91	99
	5,956	5,676

Income before income taxes and minority interests	746	698
Income taxes	(209)	(198)
Minority interests	(35)	(33)
Net Income	$502	$467

Earnings Per Share of Common Stock
Basic	$1.05	$0.97
Diluted	$1.00	$0.92

Average shares (in millions)
Basic	470	473
Diluted	501	507
(a)
Cost of goods and services sold in the quarter ended March 31, 2002 includes the benefit of a January 2002 settlement of environmental claims of approximately $100 million, partially offset by restructuring and related charges of $85 million.

 See accompanying Note to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
SEGMENT REVENUES and OPERATING PROFIT

(Millions)	Quarter Ended March 31, (Unaudited)
	2003	2002

	Revenues

Otis	$1,820	$1,536
Carrier	1,957	1,896
Pratt & Whitney	1,731	1,840
Flight	1,317	1,209
Segment Revenue	6,825	6,481
Eliminations and other	(123)	(107)

Consolidated Revenues	$6,702	$6,374

	Operating Profit

Otis	$314	$234
Carrier	151	61
Pratt & Whitney	276	318
Flight	187	158
Segment Operating Profit	928	771
Eliminations and other	(37)	83
General corporate expenses	(54)	(57)

Consolidated Operating Profit	$837	$797

Segment operating profit for the quarter ended March 31, 2002 includes restructuring and related charges totaling $104 million.  To provide an additional measure of segment performance that investors can use to compare operating profit between reporting periods, the first quarter 2002 reported operating profit amounts below have been adjusted to exclude the impact of restructuring and related charges. Management believes that segment operating profit excluding these charges provides a useful presentation of segment operating performance.

Quarter Ended March 31, 2002:	As Reported	Restructuring and Related Charges	Adjusted Operating Profit

Otis	$234	$16	$250
Carrier	61	74	135
Pratt & Whitney	318	9	327
Flight	158	5	163
Segment Operating Profits	$771	$104	$875

In the first quarter of 2003, the Corporation recorded charges in connection with its continuing cost reduction efforts, primarily in the Pratt & Whitney segment, that are similar in nature to those noted above.  The amounts were not material.

See accompanying Note to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEET

(Millions)	March 31, 2003 (Unaudited)	December 31, 2002 (Audited)
Assets

Cash and cash equivalents	$1,927	$2,080
Accounts receivable, net	4,343	4,277
Inventories and contracts in progress, net	3,963	3,803
Other current assets	1,696	1,675
Total Current Assets	11,929	11,835

Fixed assets, net	4,495	4,587
Goodwill, net	7,004	6,981
Other assets	6,291	5,771

Total Assets	$29,719	$29,174

Liabilities and Shareowners' Equity

Short-term debt	$272	$241
Accounts payable	2,291	2,095
Accrued liabilities	5,679	5,651
Total Current Liabilities	8,242	7,987

Long-term debt	4,632	4,632
Other liabilities	7,739	7,772

ESOP Convertible Preferred Stock, net	426	428

Shareowners' Equity:
Common Stock	5,512	5,447
Treasury Stock	(5,151)	(4,951)
Retained Earnings	11,192	10,836
Accumulated other non-shareowners' changes in equity	(2,873)	(2,977)
	8,680	8,355

Total Liabilities and Shareowners' Equity	$29,719	$29,174

Debt Ratios (Net debt is total debt less cash):
Debt to total capitalization (debt plus equity)	36%	37%
Net debt to total capitalization	26%	25%

See accompanying Note to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
 CONDENSED CASH FLOWS FROM OPERATIONS

(Millions)	March 31, 2003	March 31, 2002
	(Unaudited)
Net Income	$502	$467
Adjustments to reconcile net income
to net cash flows provided by operating activities
Depreciation and amortization	180	175
Changes in working capital	(84)	(193)
Contribution to domestic pension plans	(500)	-
Other, net	154	152
Net Cash Flows Provided by Operating Activities	$252	$601

See accompanying Note to Condensed Consolidated Financial Statements.

Note to Condensed Consolidated Financial Statements

(1)  Certain reclassifications have been made to prior year amounts to conform to current year presentation.